Exhibit 99

GeoSolarPlus.com	Leading the Clean Electric Home Revolution™

2023 Shareholder Update and 2024 Outlook

To: GeoSolar Technologies, Inc., Shareholders

From: Stone Douglass, CEO

Re: GST Year-End Shareholder Letter and Outlook For 2024

Date: December 2023

On behalf of our entire GeoSolar Technologies (GST) management team and advisors, I am pleased to be sending this year-end Shareholder’s Letter and update. As Chairman and CEO of GST, I want to welcome you as a shareholder and express my gratitude for your support and confidence.

The world is at the dawn of a historic clean energy revolution driven by the imperative to transition towards decarbonization and electrification of most homes and buildings, and that is our area of specialty.

GeoSolar Technologies (www.geosolarplus.com) is a Colorado-based clean energy technology company founded by a team of highly respected climate scientists and engineers with many years of solar, geothermal, weatherization and electrification experience. The entire GST team is passionate about helping to save the planet while providing exceptional returns for our shareholders, and we believe our business model will allow us to achieve both objectives.

Our mission from the start has been to develop innovative technology for the large-scale elimination of carbon emissions from homes and buildings -- which are responsible for 40% of Greenhouse Gas (GHG) emissions.

2023 was an extremely important base building year for the company and we are excited about our goals for 2024, including the commercial launch of our first product, rollout of our national Dealer network, achieving revenue and profitability, and becoming a high-profile publicly traded company.

We believe we are well positioned to capitalize on the coming clean energy revolution.

The SmartGreen™ System Is The Future Of Home Energy:

Since our inception in 2020, our dedicated team has been singularly focused on the development of a totally new product for a retrofit of existing homes (and new homes as well) that provides a carbon-free, clean energy and sustainable living experience we call the SmartGreen™ home.

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The SmartGreen™ system is a whole new way of powering homes and is disrupting the entire $25B rooftop solar industry.

While solar is one component of our system, homes of tomorrow require a compliment to truly be self-sustaining. The time has finally come where every homeowner can own and control their own clean energy system and have lifetime energy independence—free of any need for a utility company.

The SmartGreen™ Home Clean Energy System, (SGH) represents a revolutionary leap in sustainable energy solutions, enabling existing carbon dependent homes to be economically converted to clean electricity within a matter of weeks. The homeowners keep their connection to the grid and can sell excess electricity back to the utility.

Rendering of GeoSolar Technologies’ SmartGreen™ Home System

An added bonus of the SGH system is that it deploys the most advanced air purification/ monitoring system available which provides exceptionally purified indoor air quality.

The SGH system has a highly affordable price of about $45,000 to $75,000 pretax advantages and about 30% is refunded from tax benefits. To give homeowners the most economical and geographic fit, there are three tiers of the technology available - Silver, Gold and Platinum levels. based on what parts of the whole home system the buyer needs and chooses. We’ve aligned with strategic partners to make up to 100% financing available, and to help homeowners take advantage of Federal, State and Local tax credits and rebates.

Above the amenities added, the SGH Platinum system typically creates more energy and power than the home consumes. This includes heating, cooling, electricity, cooking, hot water, backup battery, electric car charging and household appliances - with no carbon emissions and no utility bills.

Our pilot homes have consistently shown that the installation of our SGH technology increases the value of the home by more than its cost, and often saves money by eliminating utility bills and gasoline from homeowners’ monthly expenses.

GST is reinventing the way homeowners produce, control, store, and use their own clean energy (which is all produced on site) with no utility costs or GHG emissions. It transforms a home into a small-scale, clean energy power station, providing a sustainable and self-sufficient endless source of energy for all the homeowner’s needs.

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Our SmartGreen™ Home system achieves it with 100% natural power from the sun and earth.

A Massive New Market Opportunity:

Aging homes means older energy systems that are more prone to inefficiency, thermal leakage and poor performance, not to mention outright failure. The US has 80 Million+ carbon dependent homes that exceed 40 years of age. We see those homes as the most immediate prime candidates to switch to our all clean electric SmartGreen™ Home solution. The conversion of these homes at an average cost per home of $45,000 represents a $3.6 trillion dollar market opportunity over the next decade. Only 4% of US homes presently have solar while 50% are expected to have solar by 2030.

We are the only national company presently offering an entire whole home system on a turnkey basis with everything integrated into a smart system anyone can monitor from their phone.

And while the adoption of the electric home so far has been limited to early movers and green proponents, the electric home will soon be in every neighborhood and as common as electric vehicles.

Our SmartGreen Network of Dealers in Every State:

GST is continuing to build a powerful national network of solar installation companies that will serve as the SmartGreen™ Dealer in each market, allowing us to have a licensed, turnkey installer to take lead with the largest part of our system, while providing a source of leads to GST in the process. GST is proud to have secured Dealer Agreements with primary dealers in Colorado and Arizona, with multiple other states in the works.

This will allow for the rapid multistate scale needed to convert enough homes to electric power to make a real difference on the climate crisis. GST will conduct a national marketing and PR campaign for the SmartGreen™ Home, with homeowners funneling through our platforms, and then directed to the company’s dealers.

Exciting Additional Applications For The SGH Technology:

While we are optimistic about the massive home retrofit market, we are also planning to leverage the SGH technology into commercial use and other applications. We believe these represent very promising areas for rapid growth, providing diversification of our business.

We believe our business model offers a compelling investment opportunity for both current and potential shareholders. For investors who can accept the risk of a small cap startup company with a proven plan that will improve the climate crisis, we believe GST offers an exceptional opportunity.

Approval For Public Stock Listing and Trading:

We are especially excited to announce that we have received FINRA approval for public trading and have been awarded the trading symbol of GSLR. This will allow us to launch our public stock offering and raise the capital to fuel the rapid growth we are expecting.

In closing, we look forward to an exciting new stage of growth and development as a role model for ESG (Environmental, Social, Corporate Governance) companies, and as a high-profile public company and we welcome your support.

Attached is a detailed list of what we have accomplished leading up to and through 2023, along with our plans for 2024, and some discussion about the advantages of our business model.

Thank you again for your support and consideration. If you have any questions, would like to learn more about our upcoming investment opportunities, or would like to speak, please feel free to email me at stone@geosolarplus.com.

Warm Regards,
Stone Douglass
Chairman and CEO
GeoSolar Technologies, Inc.

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GeoSolarPlus.com	Leading the Clean Electric Home Revolution™

Accomplishments Leading Up Through 2023

•	Finalized development and final testing of our flagship product, the SmartGreen™ Electric Home (SGH), for the conversion of existing homes into clean energy alternatives, and for use in new construction.
•	Launched a successful test market campaign for the SGH system in Colorado and Arizona and displayed the SGH at first trade shows to rave reviews.
•	Engaged a national intellectual property/patent law firm and received trademark rights on the SmartGreen™ Home.
•	Received approval to trade as public company with a trading symbol (GSLR).
•	Completed first sales of a SGH system, with multiple sales pending, and a meaningful backlog expected by Q1 2024.
•	Announced partnership to offer electric vehicles to homeowners.
•	Signed Dealer Agreements with large solar/electrical contractors in Colorado and Arizona, with ongoing negotiations with leading solar contractors in multiple other states to further extend our footprint.
•	Received the endorsement for the SmartGreen™ Home system from 350 Colorado, a highly regarded clean energy advocacy group with 20,000+ members.
•	Engaged a nationally recognized advertising/PR firm to launch a large-scale campaign introducing the SmartGreen™ Home as the “Gold Standard of the Electric Home”
•	Expanded the company technology into commercial applications.
•	Created a wholly owned real estate subsidiary called Sustainable Housing Development Corporation (SHDC) to design the company’s first eco-luxurious clean energy project ready to build.

What We Expect To Accomplish in 2024:

•	Completion of a $5 million public offering with trading on the national OTCQB market with an aggressive Investor Relations campaign. We plan to upgrade to the NASDAQ exchange when qualifications are met.
•	Expand our management team with a high-profile company President/COO, a national marketing director and multiple engineers.
•	Expand the SGH Dealer network to all 50 states.
•	Conduct joint advertising targeting Dealer’s existing solar clients.
•	Open a national call center, clean energy think tank and training facilities for clean energy technicians.
•	Conduct aggressive marketing and system sales – both residential and commercial – in all 50 states.
•	Record impressive sales revenue and profitability beginning in Q1 2024.
•	Leverage the SGH technology into additional applications including office buildings, apartments, and real estate development partnerships with builders.
•	Filing for B Corp status demonstrating corporate, social and environmental responsibility.

Strengths of the GST Business Model:

•	Massive unrecognized market of 80 Million carbon powered US homes - all prime candidates for conversion to our SmartGreen™ Home model of solar/electric living.
•	No other national company is addressing decarbonization with a whole-home turnkey package that includes installation completed by trained technicians.
•	Allows a homeowner to seamlessly convert to all clean electric living while saving money and improving family health and eliminating tons of Greenhouse Gas (GHG) emissions.
•	Allows for large scale rollout into multiple states with premium dealer network of leading solar companies.
•	Tens of Billions of Dollars in the Inflation Reduction Act of 2022 aligns with the exact market GST is specializing in, providing additional incentives, tax credits and rebates to homeowners for countless components of our SmartGreen™ Home solution.
•	Solar PV panels, heat pumps, backup batteries and geothermal are emerging as the big winners in the race to decarbonize.
•	Lower solar panel prices help the GST model.
•	Asset-light business with no manufacturing or inventory and all installations performed by local dealers.
•	Allows for large scale rollout into multiple states with premium dealer network of leading solar companies.
•	Commercial market offers large opportunities.

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